DIME COMMUNITY BANCSHARES, INC. REPORTS EARNINGS
Quarterly EPS of $0.29
Brooklyn, NY – July 24, 2014 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported financial results for the quarter ended June 30, 2014.  Consolidated net income for the quarter ended June 30, 2014 was $10.5 million, or $0.29 per diluted share, compared to $10.0 million, or $0.28 per diluted share, for the quarter ended March 31, 2014, and $12.0 million, or $0.34 per diluted share, for the quarter ended June 30, 2013.
Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "During the most recent quarter, a reserve recapture of $1.1 million was recognized, and the Bank also experienced seasonal reductions in salaries, benefits and occupancy expenses.  More importantly, the rate of decline in net interest margin appears to be slowing."
Mr. Palagiano concluded, "The Bank reduced its loan commitments and closings in the second quarter in an effort to calibrate the year-to-date portfolio growth and account for the purchase of approximately $200 million of performing multifamily loans in the first quarter.  As a result, loan originations of $183.5 million were below the first quarter originations of $216.3 million.  The loan pipeline has moved back up to $164.3 million as of June 30, 2014, keeping the Bank on track to meet its 2014 planned portfolio growth of approximately 12%."
Management's Discussion of Quarterly Operating Results
•	Net Interest Margin
As previously forecasted, net interest margin ("NIM") continued to contract, albeit at a declining rate, as a result of continued mortgage loan refinancing activity that began in late 2012.  Reported NIM was 2.96% during the quarter ended June 30, 2014 compared to 3.06% during the March 2014 quarter, and 3.24% during the December 2013 quarter.  Net interest income recognized from loan prepayment activity, which varies from quarter to quarter, positively impacted the Company's NIM during each of the reporting periods presented.  For the second quarter 2014, income from prepayment activity was $2.4 million, or 23 basis points, compared to $2.7 million, or 27 basis points, during the quarter ended March 31, 2014.  The "core" NIM, which excludes the impact of these items, decreased from 2.79% during the March 2014 quarter to 2.73% during the June 2014 quarter, caused primarily by both a reduction of 7 basis points in the average yield on interest earning assets, and a 3 basis point increase in the average cost of interest bearing liabilities.  Core NIM for the December 2013 quarter was 2.90%.

In general, both loan amortization and prepayments have moderated during the first six months of 2014, compared to their historically high levels during 2013, consistent with the forecast provided in the Outlook section of the Company's April 24, 2014 earnings release.
The 3 basis point increase in the cost of funds during the June 2014 quarter reflected both a higher average balance of long-term borrowings, and an increase of 2 basis points in the average cost of deposits.  The growth in the average balance of long-term borrowings resulted from efforts to manage interest rate risk during a period in which the average duration on the Company's loan portfolio steadily increased (as borrowers seek longer repricing terms on newly originated or refinanced loans).  The Company has increased the average duration on its borrowings from 1.9 years at December 31, 2013 to 2.1 years at June 30, 2014.  The increase in the cost of deposits reflected promotional rate deposit gathering that occurred during the first six months of 2014.
•	Net Interest Income
Net interest income ("NII") was $30.6 million in the quarter ended June 30, 2014, up $339,000 from $30.3 million reported in the March 2014 quarter, and down $3.2 million from $33.8 million reported in the June 2013 quarter. The increase from the March 2014 quarter was due to growth of $178.6 million in average interest earning assets from the March 2014 quarter to the June 2014 quarter, reflecting the balance sheet growth experienced during the first six months of 2014, much of which occurred late in the March 2014 quarter.  The NII reduction from the June 2013 quarter resulted from significantly lower yields recognized on the Company's interest earning assets.
•	Provision/Allowance For Loan Losses
A recapture of a portion of the Allowance for loan loss reserve resulted in a credit, rather than a charge, to earnings for the loan loss provision in the second quarter of $1.1 million, and occurred due primarily to the favorable resolution of two large impaired loans.

•	Non-Interest Income
Non-interest income was $1.6 million for the quarter ended June 30, 2014, down $1.5 million from the previous quarter.
During the quarter ended March 31, 2014, the Bank reversed a  $1.0 million liability related to the  first loss position on loans repurchased during the quarter.  This reversal was recognized as mortgage banking income (a component non-interest income) during the March 2014 quarter.  No such activity occurred during the June 2014 quarter.
During the quarter ended March 31, 2014, Dime also recognized a non-recurring gain of $649,000 on the sale of real estate.  There were no such sales during the June 2014 quarter.
•	Non-Interest Expense
Non-interest expense was $15.3 million in the quarter ended June 30, 2014, approximately $500,000 below the $15.8 million level experienced in the March 2014 quarter, due primarily to seasonal fluctuations in salaries, benefits and occupancy expenses.

Recent business initiatives that are expected to contribute to non-interest expense during 2014 did not significantly impact the June 2014 quarter, thus the actual operating expenses were $500,000 below the forecasted level.
Non-interest expense was 1.42% of average assets during the most recent quarter, compared to 1.53% during the March 2014 quarter.  The efficiency ratio approximated 47.7% during the June 2014 quarter.
•	Income Tax Expense
The effective tax rate approximated 41.9% during the most recent quarter, generally in line with the 41.0% forecasted level.
Management's Discussion of the June 30, 2014 Balance Sheet
Total assets were $4.30 billion at June 30, 2014, up $21.3 million, or 0.5%, from March 31, 2014.
•	Real Estate Loans
Real estate loan net portfolio growth was $29.0 million for the quarter.  Real estate loan originations were $183.5 million, at a weighted average interest rate of 3.66%.  Of this amount, $37.7 million represented loan refinances from the existing portfolio.  Approximately 42% of the loans originated during the quarter were 7-year adjustable rate loans.  Loan amortization and satisfactions totaled $153.8 million, or 15.6% (annualized) of the quarterly average portfolio balance, at an average rate of 4.91%.  The average yield on the loan portfolio (excluding income recognized from prepayment activity) during the quarter ended June 30, 2014 was 4.01%, compared to 4.00% during the March 2014 quarter and 4.44% during the June 2013 quarter.
•	Credit Summary
Non-performing loans were $12.3 million, or 0.31% of total loans, at June 30, 2014, compared to $12.8 million, or 0.32% of total loans, at March 31, 2014.  The decline in dollar amount resulted primarily from a reduction in principal balance of one non-performing loan during the period.  Accruing loans delinquent between 30 and 89 days were $2.3 million, or approximately 0.06% of total loans, at June 30, 2014, compared to $470,000, or 0.01% of total loans, at March 31, 2014.
As a result of both the net reduction in the allowance balance and the growth in the loan portfolio, the allowance for loan losses as a percentage of total loans declined from 0.52% at March 31, 2014 to 0.49% at June 30, 2014.
At June 30, 2014, non-performing assets represented 3.9% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table on page 11).  This number compares very favorably to both industry and regional averages.
•	Deposits and Borrowed Funds
Deposits grew by $66.1 million during the most recent quarter, providing the funding for the loan growth experienced during the period, reflecting net growth of $77.7 million in money market deposits.  Much of this growth was driven by money market promotional activities.  Mortgagor escrow deposits declined $33.1 million during the quarter ended June 30, 2014 due to seasonal disbursements.

Due to sufficient deposit funding, the Company did not have the opportunity to take down additional Federal Home Loan Bank of New York ("FHLBNY") advances during the June 2014 quarter.
While not active during the most recent quarter, the Bank intends to continue the use of longer-term FHLBNY advances to supplement deposit funding.
•	Capital
The Company's consolidated tangible capital increased $6.7 million during the most recent quarter, and the consolidated Tier 1 core leverage ratio (tangible common equity to tangible assets) was 9.36% of tangible assets at June 30, 2014, an increase of 11 basis points from March 31, 2014.
The Bank's tangible (leverage) capital ratio was 9.20% at June 30, 2014, down slightly from 9.22% at March 31, 2014, due to asset growth during the June 2014 quarter. The Bank's Total Risk-Based Capital Ratio was 12.85% at June 30, 2014, compared to 13.13% at March 31, 2014.
Reported diluted EPS exceeded the quarterly cash dividend rate per share by 107% during the quarter ended June 30, 2014, equating to a 48% payout ratio. Additions to capital from earnings during the most recent quarterly period enabled tangible book value per share to increase $0.14 sequentially during the most recent quarter, to $10.78 at June 30, 2014.
Outlook for the Quarter Ending September 30, 2014
At June 30, 2014, Dime had outstanding loan commitments totaling $164.3 million, all of which are likely to close during the quarter ending September 30, 2014, at an average interest rate approximating 3.44%.
Balance sheet growth remains targeted to approximate 8.0% - 10.0% for the year ending December 31, 2014.  This target remains subject to change to reflect market conditions.  Loan prepayments and amortization are currently projected to run in the 15% - 20% range through  the remainder of the year.
On the funding side of the balance sheet, deposit funding costs are expected to remain near current historically low levels through the third quarter of 2014.  The Bank has $117.2 million of CDs maturing at an average cost of 1.12% during the quarter ending September 30, 2014.  Offering rates on 12-month term CDs currently approximate 40 basis points.  The Bank has $25.0 million in borrowings due to mature during the quarter ending September 30, 2014 at an average cost of 3.30%.  In the coming quarter, management expects to utilize a combination of FHLBNY advances and retail deposits to fund growth.  Advances are anticipated to be a combination of both short-term and longer duration (3 to 5 year fixed terms) to meet various funding strategies.
The Bank anticipates continuing promotional deposit campaigns throughout the third quarter of 2014 (although at a reduced level compared to the first six months of 2014), the success of which will determine the direction and degree of both deposit and borrowings funding, as well as the overall cost of funds for the September 2014 quarter.
Loan loss reserve provisions or credits will likely depend upon annualized loan portfolio growth, incurred and anticipated losses, and the overall credit quality of the loan portfolio.

Absent any unforeseen items, non-interest expense is expected to approximate $15.5 million during the September 2014 quarter.  The Company projects that the consolidated effective tax rate will approximate 41.0% in the September 2014 quarter.
ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (Nasdaq: DCOM) had $4.30 billion in consolidated assets as of June 30, 2014, and is the parent company of the Bank. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.
This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.
Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	June 30,	March 31,	December 31,
	2014	2014	2013
ASSETS:
Cash and due from banks	$57,213	$66,120	$45,777
Investment securities held to maturity	5,330	5,324	5,341
Investment securities available for sale	3,766	3,654	18,649
Trading securities	7,058	6,948	6,822
Mortgage-backed securities available for sale	29,015	30,652	31,543
Federal funds sold and other short-term investments	250	-	-
Real Estate Loans:
One-to-four family and cooperative/condomnium apartment	74,442	76,772	73,956
Multifamily and loans underlying cooperatives (1)	3,156,599	3,170,747	2,917,380
Commercial real estate	736,129	690,398	700,606
Construction and land acquisition	-	222	268
Unearned discounts and net deferred loan fees	5,381	5,382	5,170
Total real estate loans	3,972,551	3,943,521	3,697,380
Other loans	2,440	1,873	2,139
Allowance for loan losses	(19,633)	(20,429)	(20,153)
Total loans, net	3,955,358	3,924,965	3,679,366
Premises and fixed assets, net	25,875	26,067	29,701
Federal Home Loan Bank of New York capital stock	53,269	53,593	48,051
Other Real Estate Owned	18	18	18
Goodwill	55,638	55,638	55,638
Other assets	108,904	107,390	107,284
TOTAL ASSETS	$4,301,694	$4,280,369	$4,028,190
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$172,876	$176,636	$174,457
Interest Bearing Checking	79,076	83,928	87,301
Savings	377,618	379,118	376,900
Money Market	1,156,494	1,078,841	1,040,079
Sub-total	1,786,064	1,718,523	1,678,737
Certificates of deposit	867,016	868,451	828,409
Total Due to Depositors	2,653,080	2,586,974	2,507,146
Escrow and other deposits	76,930	110,062	69,404
Federal Home Loan Bank of New York advances	1,018,150	1,033,150	910,000
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	34,330	37,868	35,454
TOTAL LIABILITIES	3,853,170	3,838,734	3,592,684
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 52,871,443 shares, 52,862,963 shares and 52,854,483 shares issued at
June 30, 2014, March 31, 2014 and December 31, 2013, respectively, and 36,858,556 shares, 36,720,170 shares and 35,712,951
shares outstandingat June 30, 2014, March 31, 2014 and December 31, 2013, respectively)	529	528	528
Additional paid-in capital	253,840	252,680	252,253
Retained earnings	413,437	408,009	402,986
Accumulated other comprehensive loss, net of deferred taxes	(4,408)	(4,637)	(4,759)
Unallocated common stock of Employee Stock Ownership Plan	(2,660)	(2,718)	(2,776)
Unearned Restricted Stock Award common stock	(4,128)	(2,680)	(3,193)
Common stock held by the Benefit Maintenance Plan	(9,164)	(9,012)	(9,013)
Treasury stock (16,012,887 shares, 16,142,793 shares and 16,141,532 shares
at June 30, 2014, March 31, 2014 and December 31, 2013, respectively)	(198,922)	(200,535)	(200,520)
TOTAL STOCKHOLDERS' EQUITY	448,524	441,635	435,506
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,301,694	$4,280,369	$4,028,190

(1) While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Interest income:
Loans secured by real estate	$41,973	$40,861	$44,692	$82,834	$87,840
Other loans	29	25	25	54	50
Mortgage-backed securities	236	248	354	484	813
Investment securities	136	70	103	206	232
Federal funds sold and other short-term investments	536	522	462	1,058	1,006
Total interest income	42,910	41,726	45,636	84,636	89,941
Interest expense:
Deposits and escrow	4,992	4,621	5,132	9,613	10,332
Borrowed funds	7,324	6,850	6,752	14,174	13,542
Total interest expense	12,316	11,471	11,884	23,787	23,874
Net interest income	30,594	30,255	33,752	60,849	66,067
Provision for (recapture of) loan losses	(1,130)	281	28	(849)	185
Net interest income after provision for loan losses	31,724	29,974	33,724	61,698	65,882

Non-interest income:
Service charges and other fees	769	655	827	1,424	1,539
Mortgage banking income, net	82	999	112	1,082	273
Gain on sale of securities and other assets	-	649	-	649	110
Gain on trading securities	63	14	(17)	77	83
Other	651	743	799	1,393	1,613
Total non-interest income	1,565	3,060	1,721	4,625	3,618
Non-interest expense:
Compensation and benefits	9,115	9,508	9,298	18,623	19,249
Occupancy and equipment	2,392	2,750	2,506	5,143	5,038
Federal deposit insurance premiums	524	505	445	1,029	956
Other	3,267	3,060	3,098	6,326	6,413
Total non-interest expense	15,298	15,823	15,347	31,121	31,656

Income before taxes	17,991	17,211	20,098	35,202	37,844
Income tax expense	7,531	7,177	8,059	14,708	15,235

Net Income	$10,460	$10,034	$12,039	$20,494	$22,609

Earnings per Share ("EPS"):
Basic	$0.29	$0.28	$0.34	$0.57	$0.65
Diluted	$0.29	$0.28	$0.34	$0.57	$0.65

Average common shares outstanding for Diluted EPS	35,957,291	35,889,584	35,048,063	35,923,349	34,964,249

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.29	$0.28	$0.34	$0.57	$0.65
Return on Average Assets	0.97%	0.97%	1.20%	0.97%	1.14%
Return on Average Stockholders' Equity	9.36%	9.12%	11.93%	9.24%	11.29%
Return on Average Tangible Stockholders' Equity	10.62%	10.36%	13.53%	10.49%	12.81%
Net Interest Spread	2.77%	2.87%	3.34%	2.81%	3.28%
Net Interest Margin	2.96%	3.06%	3.55%	3.01%	3.49%
Non-interest Expense to Average Assets	1.42%	1.53%	1.53%	1.47%	1.59%
Efficiency Ratio	47.66%	48.46%	43.24%	48.06%	45.55%
Effective Tax Rate	41.86%	41.70%	40.10%	41.78%	40.26%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$12.17	$12.03	$11.34	$12.17	$11.34
Tangible Book Value Per Share	10.78	10.64	10.06	10.78	10.06

Average Balance Data:
Average Assets	$4,311,701	$4,142,607	$4,009,237	$4,227,155	$3,977,279
Average Interest Earning Assets	4,127,883	3,949,297	3,803,526	4,038,591	3,781,652
Average Stockholders' Equity	446,785	440,287	403,604	443,536	400,599
Average Tangible Stockholders' Equity	393,820	387,595	355,823	390,724	352,888
Average Loans	3,945,287	3,821,190	3,602,249	3,883,239	3,555,040
Average Deposits	2,623,386	2,530,509	2,615,213	2,576,949	2,593,492

Asset Quality Summary:
Net (recoveries) charge-offs	$(335)	$6	$57	$(329)	$233
Non-performing Loans (excluding loans held for sale)	12,305	12,776	9,507	12,305	9,507
Non-performing Loans/ Total Loans	0.31%	0.32%	0.26%	0.31%	0.26%
Nonperforming Assets (1)	$13,224	$13,694	$10,987	$13,224	$10,987
Nonperforming Assets/Total Assets	0.31%	0.32%	0.28%	0.31%	0.28%
Allowance for Loan Loss/Total Loans	0.49%	0.52%	0.57%	0.49%	0.57%
Allowance for Loan Loss/Non-performing Loans	159.55%	159.90%	215.65%	159.55%	215.65%
Loans Delinquent 30 to 89 Days at period end	$2,274	$470	$159	$2,274	$159

Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	9.36%	9.25%	9.31%	9.25%	9.31%

Regulatory Capital Ratios (Bank Only):
Tier One Core Leverage Ratio (Tangible Common Equity)	9.20%	9.22%	10.27%	9.20%	10.27%
Tier One Risk Based Capital Ratio	12.23%	12.47%	13.23%	12.23%	13.23%
Total Risk Based Capital Ratio	12.85%	13.13%	13.95%	12.85%	13.95%

(1) Amount comprised of total non-accrual loans and the recorded balance of pooled bank trust preferred security investments for which the Bank had not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	June 30, 2014			March 31, 2014			June 30, 2013
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,943,414	$41,973	4.26%	$3,819,210	$40,861	4.28%	$3,600,154	$44,692	4.97%
Other loans	1,873	29	6.19	1,980	25	5.05	2,095	25	4.77
Mortgage-backed securities	28,487	236	3.31	29,475	248	3.37	39,669	354	3.57
Investment securities	15,585	136	3.49	29,597	70	0.95	29,101	103	1.42
Other short-term investments	138,524	536	1.55	69,035	522	3.02	132,507	462	1.39
Total interest earning assets	4,127,883	$42,910	4.16%	3,949,297	$41,726	4.23%	3,803,526	$45,636	4.80%
Non-interest earning assets	183,818			193,310			205,711
Total assets	$4,311,701			$4,142,607			$4,009,237

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$79,490	$60	0.30%	$84,965	$59	0.28%	$92,502	$70	0.30%
Money Market accounts	1,114,169	1,548	0.56	1,052,680	1,315	0.51	1,082,789	1,406	0.52
Savings accounts	379,819	47	0.05	377,705	46	0.05	381,137	64	0.07
Certificates of deposit	873,733	3,337	1.53	842,130	3,201	1.54	883,881	3,592	1.63
Total interest bearing deposits	2,447,211	4,992	0.82	2,357,480	4,621	0.79	2,440,309	5,132	0.84
Borrowed Funds	1,096,742	7,324	2.68	1,051,784	6,850	2.64	813,565	6,752	3.33
Total interest-bearing liabilities	3,543,953	$12,316	1.39%	3,409,264	$11,471	1.36%	3,253,874	$11,884	1.46%
Non-interest bearing checking accounts	176,175			173,029			174,904
Other non-interest-bearing liabilities	144,788			120,027			176,855
Total liabilities	3,864,916			3,702,320			3,605,633
Stockholders' equity	446,785			440,287			403,604
Total liabilities and stockholders' equity	$4,311,701			$4,142,607			$4,009,237
Net interest income		$30,594			$30,255			$33,752
Net interest spread			2.77%			2.87%			3.34%
Net interest-earning assets	$583,930			$540,033			$549,652
Net interest margin			2.96%			3.06%			3.55%
Ratio of interest-earning assets
to interest-bearing liabilities		116.48%			115.84%			116.89%

Deposits (including non-interest bearing checking accounts)	$2,623,386	$4,992	0.76%	$2,530,509	$4,621	0.74%	$2,615,213	$5,132	0.79%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income, net of accelerated premium amortization		$2,444			$2,675			$4,692
Real estate loans (excluding net prepayment and late payment fee income)			4.01%			4.00%			4.44%
Interest earning assets (excluding net prepayment and late payment fee income)			3.92%			3.96%			4.31%
Net Interest income (excluding net prepayment and late payment fee income)		$ 28,150			$ 27,580			$ 29,060
Net Interest margin (excluding net prepayment and late payment fee income)			2.73%			2.79%			3.06%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars In thousands)

	At June 30,	At March 31,	At June 30,
Non-Performing Loans	2014	2014	2013
One- to four-family and cooperative/condominium apartment	$1,422	$1,382	$1,164
Multifamily residential and mixed use residential real estate (1)(2)	1,431	1,271	1,688
Mixed use commercial real estate (2)	4,400	4,400	1,150
Commercial real estate	5,047	5,707	5,500
Other	5	16	5
Total Non-Performing Loans (3)	$12,305	$12,776	$9,507
Other Non-Performing Assets
Other real estate owned	18	18	585
Pooled bank trust preferred securities (4)	901	900	895
Total Non-Performing Assets	$13,224	$13,694	$10,987

TDRs not included in non-performing loans (3)
One- to four-family and cooperative apartment	609	930	941
Multifamily residential and mixed use residential real estate (1)(2)	1,126	1,137	1,524
Mixed use commercial real estate (2)	-	-	718
Commercial real estate	7,033	16,458	35,516
Total Performing TDRs	$8,768	$18,525	$38,699

(1) Includes loans underlying cooperatives.

(2) While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the table above to provide further emphasis of the discrete composition of their underlying real estate collateral.

(3) Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR. These non-accruing TDRs, which totaled $9,447 at June 30, 2014, $5,707 at March 31, 2014 and $5,893 at
      June 30, 2013, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(4) These assets were deemed non-performing since the Company had, as of the dates indicated, not received any payments of principal or interest on them for a period of at least 90 days.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At June 30,	At March 31,	At June 30,
	2014	2014	2013
Total Non-Performing Assets	$13,224	$13,694	$10,987
Loans 90 days or more past due on accrual status (5)	2,604	2,699	974
TOTAL PROBLEM ASSETS	$15,828	$16,393	$11,961

Tier One Capital - The Dime Savings Bank of Williamsburgh	$389,369	$388,198	$398,710
Allowance for loan losses	19,633	20,429	20,502
TANGIBLE CAPITAL PLUS RESERVES	$409,002	$408,627	$419,212

PROBLEM ASSETS AS A PERCENTAGE OF
TANGIBLE CAPITAL AND RESERVES	3.9%	4.0%	2.9%

(5) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not    expected to result in any loss of contractual
      principal or interest. These loans are not included in non-performing loans.